NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

Stratus Properties Inc. Receives Letter from NASDAQ Regarding its
Third-Quarter 2008 Form 10-Q Filing

Austin, Texas, November 20, 2008 – Stratus Properties Inc. (NASDAQ: STRS) announced that on November 18, 2008, Stratus received a letter, as anticipated, from The NASDAQ Stock Market advising that Stratus is currently not in compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 4310(c)(14) because Stratus did not timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2008 (the “Form 10-Q”). The NASDAQ letter advised that Stratus has 60 calendar days to submit a plan to regain compliance. Following review of such plan, NASDAQ staff can grant Stratus an exception, up to 180 calendar days from the due date of the Form 10-Q, or May 14, 2009, to regain compliance. The NASDAQ letter further advised Stratus that it will be placed on a list of non-compliant NASDAQ companies within two business days of November 18, 2008.

As previously reported, Stratus determined that the manner in which it had previously accounted for certain interest costs is not in accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Costs.”  Stratus further reported that it was possible that a restatement of prior period financial statements might be required.  The evaluation of this matter is not yet complete; however, Stratus believes the impact would be reduced net interest expense during the periods of capitalization, an increase in cost of sales as affected real estate has been sold and a net increase in real estate assets and retained earnings as of September 30, 2008. Stratus’ cash position at September 30, 2008 is not affected.

Stratus is working diligently to complete the preparation of the Form 10-Q and intends to timely submit a plan to regain compliance to NASDAQ. Upon Stratus’ filing of its Form 10-Q, Stratus will again be in compliance with NASDAQ Marketplace Rule 4310(c)(14).

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

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CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements, including statements as to returning  to compliance with NASDAQ Marketplace Rules and the timing of filing of Stratus’ Form 10-Q for the quarter ended September 30, 2008. Any forward-looking statements contained in this press release are based upon Stratus’ historical performance and its current plans, estimates and expectations, all of which may change or may not be achieved. Stratus disclaims any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause future results or events to differ materially from those expected, including the timing of the completion of its Form 10-Q, any action taken by the NASD or the Securities and Exchange Commission in response to the timing or the content of the Form 10-Q, uncertainties regarding the future performance of the United States economy and the real estate markets and other factors affecting the operation of Stratus’ business, including those described in detail in Stratus’ annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

A copy of this press release is available on Stratus’ web site, www.stratusproperties.com.